EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Chemical Reports Fourth Quarter and Full-Year Earnings for 2012

▪	Record fourth quarter and full-year 2012 earnings.

▪	Generated cash flow from operations of $624 million in 2012.
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended December 31, 2012 of $95.3 million, or $1.42 per diluted share, compared to net income of $26.4 million, or $0.40 per diluted share, reported for the fourth quarter of 2011. Net sales for the three months ended December 31, 2012 of $801.0 million decreased $58.2 million compared to net sales of $859.2 million in the fourth quarter of 2011, primarily due to lower sales volumes for feedstocks, polyethylene and styrene, partially offset by higher prices for styrene and higher building products sales volumes. Income from operations was $156.2 million for the fourth quarter of 2012 compared to $50.5 million for the fourth quarter of 2011. Fourth quarter of 2012 income from operations was higher primarily as a result of significantly lower feedstock costs, which resulted in higher integrated margins for our Olefins and Vinyls segments.
Net income for the fourth quarter of 2012 of $95.3 million, or $1.42 per diluted share, increased $8.3 million from the $87.0 million net income, or $1.30 per diluted share, reported for the third quarter of 2012. Net sales in the fourth quarter of 2012 of $801.0 million decreased $20.2 million compared to net sales of $821.2 million in the third quarter of 2012, mainly attributable to lower sales volumes for polyethylene, PVC resin and building products which was partially offset by higher styrene sales volume and higher sales prices for most of our major products. Fourth quarter 2012 income from operations was $156.2 million as compared to $142.5 million reported for the third quarter of 2012, an increase of $13.7 million. This increase was primarily the result of lower average feedstock costs and higher sales prices, partially offset by lower sales volumes.
For the year ended December 31, 2012, Westlake had net income of $385.6 million, or $5.75 per diluted share, on net sales of $3,571.0 million. This represents an increase in net income of $126.6 million, or $1.88 per diluted share, from 2011 net income of $259.0 million, or $3.87 per diluted share, on net sales of $3,619.8 million in 2011. Net sales in 2012 decreased $48.8 million from net sales in 2011, primarily due to lower sales prices for most of our major products, offset by higher sales volumes of feedstock, building products and caustic. Income from operations was $615.4 million for the year ended December 31, 2012 as compared to $446.8 million for 2011, an increase of $168.6 million. Income from operations benefited primarily from a significant decrease in feedstock and energy costs. Industry ethane prices decreased 48.1% and industry propane prices decreased 31.5% in 2012 as compared to 2011.
Albert Chao, President and Chief Executive Officer, said, "We are pleased to report record annual and fourth quarter earnings benefiting from lower feedstock costs. Increased North American shale gas production resulted in lower ethane-based ethylene production costs in 2012. We believe North American shale gas production will continue to give our business a significant cost advantage over global naphtha-based ethylene producers for the foreseeable future. Westlake is investing to capture this advantageous ethane and natural gas cost position with the expansion of our ethylene units and additions to our chlor-alkali capacity."

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $191.0 million for the fourth quarter of 2012 increased $106.1 million compared to $84.9 million in the fourth quarter of 2011. EBITDA for the fourth quarter of 2012 increased $15.4 million compared to EBITDA of $175.6 million in the third quarter of 2012. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $624.1 million in 2012. Capital expenditures for 2012 were $386.9 million. At December 31, 2012, we had cash and marketable securities of $915.0 million and our long-term debt was $763.8 million.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $143.2 million in the fourth quarter of 2012, an increase of $67.3 million compared to $75.9 million reported in the fourth quarter of 2011. The increase was primarily due to higher integrated olefins margins largely resulting from lower feedstock costs. Trading activity in the fourth quarter of 2012 resulted in an unrealized loss of $10.8 million compared to a gain of $1.2 million in the fourth quarter of 2011.
Income from operations for the fourth quarter of 2012 for the Olefins segment of $143.2 million increased $18.7 million from the $124.5 million reported in the third quarter of 2012. The increase was primarily due to higher integrated product margins, largely as a result of lower feedstock costs.
The Olefins segment reported income from operations of $552.8 million in 2012 compared to $459.3 million in 2011. This increase was mainly attributable to higher olefins integrated product margins as compared to 2011. Margins improved as a result of significantly lower feedstock and energy costs, which were only partially offset by lower sales prices. Results for 2011 were negatively impacted by lost ethylene production, repair costs and unabsorbed fixed manufacturing costs incurred in connection with an unscheduled outage at one of our ethylene units in Lake Charles and a fire at a third party storage facility at Mont Belvieu.

VINYLS SEGMENT
The Vinyls segment reported income from operations of $18.2 million in the fourth quarter of 2012, an improvement of $37.8 million as compared to a loss from operations of $19.6 million in the fourth quarter of 2011. The increase in operating income was primarily the result of higher integrated Vinyls margins generally resulting from lower feedstock costs and higher caustic and building products sales volumes.
The Vinyls segment reported income from operations of $18.2 million in the fourth quarter of 2012, a decrease of $5.9 million compared to income from operations of $24.1 million in the third quarter of 2012. The decrease in operating income was largely the result of lost PVC production and costs due to a scheduled maintenance turnaround at the Geismar vinyls complex and seasonally lower sales volumes for PVC resin and building products, partially offset by higher integrated margins resulting from lower feedstock costs.
The Vinyls segment reported income from operations of $85.9 million in 2012, an increase of $81.9 million as compared to the $4.0 million reported in 2011. This increase was predominantly driven by lower feedstock and energy costs and higher caustic and building products sales volumes as compared to 2011. The income from operations for 2012 was negatively impacted by an unscheduled shut down of our Geismar vinyls complex and lower operating rates at that complex as a result of operational issues related to a March 2012 fire at the complex. We expensed approximately $10.5 million of costs associated with that event in 2012. The Vinyls segment's operating results for 2011 were negatively impacted by a maintenance turnaround at the Calvert City facility and the closure of the Springfield PVC pipe facility.

The statements in this release relating to matters that are not historical facts, including statements regarding cost advantages from low ethane-based ethylene production costs that North American shale gas is providing and the expansion of our ethylene units and additions to our chlor-alkali capacity, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC in February 2012.
Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's fourth quarter and full year 2012 results will be held Tuesday, February 19th, 2013 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (800) 573-4840, or (617) 224-4326 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 34352540.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, February 26th, 2013. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 42085567.
The conference call will also be available via webcast at: http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=4900614 and the earnings release can be obtained via the company's Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(In thousands of dollars, except per share data)
Net sales	$801,041	$859,175	$3,571,041	$3,619,848
Cost of sales	610,793	781,915	2,834,081	3,060,842
Gross profit	190,248	77,260	736,960	559,006
Selling, general and administrative expenses	34,017	26,801	121,609	112,210
Income from operations	156,231	50,459	615,351	446,796
Interest expense	(7,367)	(12,543)	(43,049)	(50,992)
Debt retirement costs	—	—	(7,082)	—
Gain from sales of equity securities	—	—	16,429	—
Other (expense) income, net	(156)	1,332	3,520	5,628
Income before income taxes	148,708	39,248	585,169	401,432
Provision for income taxes	53,431	12,805	199,614	142,466
Net income	$95,277	$26,443	$385,555	$258,966
Earnings per share:
Basic	$1.43	$0.40	$5.78	$3.89
Diluted	$1.42	$0.40	$5.75	$3.87

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2012	December 31, 2011
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$790,078	$825,901
Marketable securities	124,873	—
Accounts receivable, net	400,159	407,372
Inventories	399,298	490,777
Other current assets	37,005	32,106
Total current assets	1,751,413	1,756,156
Property, plant and equipment, net	1,510,048	1,232,066
Restricted cash	—	96,283
Other assets, net	150,735	182,316
Total assets	$3,412,196	$3,266,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$398,510	$364,595
Long-term debt	763,761	764,563
Other liabilities	377,669	381,351
Total liabilities	1,539,940	1,510,509
Stockholders’ equity	1,872,256	1,756,312
Total liabilities and stockholders’ equity	$3,412,196	$3,266,821

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2012	2011
	(In thousands of dollars)
Cash flows from operating activities
Net income	$385,555	$258,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	144,541	131,397
Deferred income taxes	(5,793)	14,114
Other balance sheet changes	99,751	(42,181)
Net cash provided by operating activities	624,054	362,296
Cash flows from investing activities
Additions to property, plant and equipment	(386,882)	(176,843)
Construction of assets pending sale-leaseback	(4,308)	—
Proceeds from disposition of assets	471	2,880
Proceeds from repayment of loan to affiliate	1,192	1,192
Proceeds from sale-leaseback of assets	2,304	—
Proceeds from sales of equity securities	47,655	—
Purchase of securities and other investments	(127,834)	(30,265)
Settlements of derivative instruments	431	251
Net cash used for investing activities	(466,971)	(202,785)
Cash flows from financing activities
Capitalized debt issuance costs	(2,221)	(2,697)
Dividends paid	(285,521)	(18,265)
Proceeds from debt issuance	248,818	—
Proceeds from exercise of stock options	10,369	5,344
Repayment of debt	(250,000)	—
Repurchase of common stock for treasury	(10,784)	(2,518)
Utilization of restricted cash	96,433	54,227
Net cash (used for) provided by financing activities	(192,906)	36,091
Net (decrease) increase in cash and cash equivalents	(35,823)	195,602
Cash and cash equivalents at beginning of the year	825,901	630,299
Cash and cash equivalents at end of the year	$790,078	$825,901

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(In thousands of dollars)
Net external sales
Olefins	$555,203	$621,773	$2,499,978	$2,567,842
Vinyls	245,838	237,402	1,071,063	1,052,006
	$801,041	$859,175	$3,571,041	$3,619,848
Income (loss) from operations
Olefins	$143,212	$75,890	$552,762	$459,266
Vinyls	18,218	(19,553)	85,942	4,012
Corporate and other	(5,199)	(5,878)	(23,353)	(16,482)
	$156,231	$50,459	$615,351	$446,796
Depreciation and amortization
Olefins	$23,003	$21,917	$97,906	$86,915
Vinyls	11,816	11,095	46,146	43,877
Corporate and other	121	141	489	605
	$34,940	$33,153	$144,541	$131,397
Other income (expense), net
Olefins	$1,136	$780	$3,899	$2,813
Vinyls	(1,081)	15	(965)	194
Corporate and other	(211)	537	586	2,621
	$(156)	$1,332	$3,520	$5,628

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2012	2011	2012	2011
	(In thousands of dollars)
EBITDA	$175,558	$191,015	$84,944	$772,759	$583,821
Less:
Provision for income taxes	38,236	53,431	12,805	199,614	142,466
Interest expense	11,934	7,367	12,543	43,049	50,992
Depreciation and amortization	38,424	34,940	33,153	144,541	131,397
Net income	86,964	95,277	26,443	385,555	258,966
Changes in operating assets and liabilities	93,380	38,332	96,821	244,292	89,216
Deferred income taxes	(2,335)	(10,178)	(5,321)	(5,793)	14,114
Net cash provided by operating activities	$178,009	$123,431	$117,943	$624,054	$362,296

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2012 vs. Fourth Quarter 2011		Fourth Quarter 2012 vs. Third Quarter 2012
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+0.4%	-11.1%	+3.9%	-1.0%
Vinyls	-0.2%	+3.8%	+2.4%	-15.0%
Company	+0.2%	-7.0%	+3.4%	-5.8%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Ethane (cents/lb)	28.8	18.9	13.6	11.4	9.5
Propane (cents/lb)	34.1	29.8	23.1	21.2	20.9
Ethylene (cents/lb) (2)	50.1	62.3	59.0	52.1	54.3
Polyethylene (cents/lb) (3)	92.7	99.0	95.0	91.3	91.7
Styrene (cents/lb) (4)	64.0	74.3	73.8	77.7	82.3
Caustic soda ($/short ton) (5)	613.3	603.3	580.0	611.7	635.0
Chlorine ($/short ton) (6)	305.8	274.2	267.7	262.5	255.0
PVC (cents/lb) (7)	51.8	56.8	55.5	52.5	56.5
________________

(1)	Industry pricing data was obtained through IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)
Represents average North American contract prices of PVC over the period as reported by IHS Chemical. During the first quarter of 2012, IHS Chemical made a 23 cents per pound non-market downward adjustment to PVC resin prices. For comparability, we adjusted the prior year period's PVC resin price downward by 23 cents per pound based on the first quarter 2012 IHS Chemical non-market adjustment.